Exhibit 99.2

CARDIOVASCULAR SYSTEMS PRICES PUBLIC OFFERING OF COMMON STOCK

St. Paul, Minn. – November 20, 2013 – Cardiovascular Systems, Inc. (CSI) (Nasdaq: CSII), a medical device company focused on developing and commercializing innovative interventional treatment systems for vascular disease, today announced the pricing of an underwritten public offering of 2,608,696 shares of its common stock, at a price to the public of $30.00 per share. The net proceeds to CSI from the sale of the shares, after deducting underwriting discounts and commissions and estimated expenses, are expected to be approximately $73.4 million. All of the shares in the offering are to be sold by CSI. The offering is expected to close on or about November 26, 2013.

In connection with the offering, CSI has also granted the underwriters a 30-day option to purchase up to an additional 391,304 shares.

BofA Merrill Lynch is acting as the sole book-running manager of the offering. Leerink Swann is acting as joint lead manager. William Blair, JMP Securities, Dougherty & Company, Feltl & Company and Wunderlich Securities are acting as co-managers.

The offering will be conducted pursuant to an effective shelf registration statement, including a base prospectus, which is on file with the Securities and Exchange Commission (SEC). A final prospectus supplement related to the offering will be filed with the SEC. Copies of the final prospectus supplement and the base prospectus relating to the offering, when available, may be obtained by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies of the final prospectus supplement and base prospectus related to the offering, when available, may be obtained by contacting BofA Merrill Lynch at 222 Broadway, New York, NY 10038, Attention: Prospectus Department or by e-mailing dg.prospectus_requests@baml.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of CSI, and there will not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Cardiovascular Systems, Inc.

Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in August 2007. To date, over 125,000 of CSI’s devices have been sold to leading institutions across the United States. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries.

Forward-Looking Information

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding CSI’s expectations regarding the completion, timing and size of the proposed public offering. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results and the timing of events may vary materially from those expressed or implied by such forward-looking statements due to various important factors, including, without limitation, risks and uncertainties related to CSI’s business and the satisfaction of the conditions of the closing of the public offering. More detailed information about those factors is set forth under the heading “Risk Factors” of the prospectus supplement and the accompanying prospectus, as well as in CSI’s filings with the SEC, including CSI’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. CSI is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

For Cardiovascular Systems, Inc.	PadillaCRT
Investor Relations	Marian Briggs
(651) 259-2800	(612) 455-1742
investorrelations@csi360.com	marian.briggs@padillacrt.com

Matt Sullivan
(612) 455-1709
matt.sullivan@padillacrt.com